Exhibit 1.01(A)

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ARTICLE XI ADMINISTRATION		16

11.1	Administration	16
11.2	Correction of Errors And Duty to Review Information	17
11.3	Claims Procedure	17
11.4	Indemnification	18
11.5	Exercise of Authority	18
11.6	Telephonic or Electronic Notices and Transactions	19

ARTICLE XII MISCELLANEOUS		19

12.1	Nonassignability	19
12.2	Withholding	19
12.3	Successors of Maytag	19
12.4	Employment Not Guaranteed	19
12.5	Gender, Singular and Plural	19
12.6	Captions	19
12.7	Validity	19
12.8	Waiver of Breach	19
12.9	Notice	20

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MAYTAG CORPORATION

DEFERRED COMPENSATION PLAN II

ARTICLE I

INTRODUCTION

1.1	PURPOSE OF THE PLAN; HISTORY. The MAYTAG CORPORATION DEFERRED COMPENSATION PLAN II (the “Plan”) is sponsored by Maytag to attract high quality executives and directors and to provide eligible executives and directors with an opportunity to save on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

The Plan is the successor to the Maytag Corporation Deferred Compensation Plan I (As Adopted Effective January 1, 2003), as amended by a First, Second, Third, Fourth, Fifth and Sixth Amendment (the “Prior Plan”). The Sixth Amendment “froze” the Prior Plan to new deferrals effective as of December 31, 2004. The Prior Plan itself was a successor to the Maytag Deferred Compensation Plan (which as effective January 1, 1996) and the Maytag Corporation 1988 Capital Accumulation Plan for Key Employees. All obligations under the Prior Plan and its predecessor plans will be satisfied under the Prior Plan, except as explicitly provided in this Plan with respect to credits provided for under the Prior Plan as of December 31, 2004, but not yet earned or vested as of December 31, 2004.

1.2	NON-QUALIFIED “TOP-HAT” PLAN.

1.2.1	Type of Plan. The Plan is a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan also is a nonqualified deferred compensation plan subject to Code § 409A.

1.2.2	Savings Clause Relating to Compliance with Code § 409A. To the extent any provision of this Plan does not satisfy the requirements contained in Code § 409A or in any regulations or other guidance issued by the Treasury Department under Code § 409A subsequent to the adoption of this Plan, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan or any contrary or inconsistent election made by a Participant.

1.3	PLAN DOCUMENT. The Plan document consists of this document, any appendix to this document and any document that is expressly incorporated by reference into this document.

1.4	EFFECTIVE DATE OF DOCUMENT. The Plan (as stated in this document) is effective December 1, 2004, and will apply to all amounts deferred under this Plan after December 31, 2004, and all amounts deferred under the Prior Plan which are not earned or vested as of December 31, 2004, as determined under the terms of the Prior Plan and the guidance issued by the Treasury Department.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	DEFINITIONS.

2.1.1	“Account” means an account established for a Participant pursuant to Article IV.

2.1.2	“Affiliate” means any business entity that is required to be aggregated and treated as one employer with Maytag under Code § 414(b) or (c).

2.1.3	“Beneficiary” means a person or persons designated as such pursuant to Sec. 8.2.

2.1.4	“Board” means the Board of Directors of Maytag.

2.1.5	“Change of Control” means:

(a)	Acquisition of 20% Control. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-percent (20%) or more of either (1) the then-outstanding shares of common stock of Maytag (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Maytag entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that, for purposes of this paragraph (a), the following acquisitions shall not constitute a Change of Control:

(1)	Any acquisition directly from Maytag;

(2)	Any acquisition by Maytag;

(3)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Maytag or an Affiliate, or

(4)	Any acquisition by any corporation pursuant to a transaction that complies with paragraphs (1), (2) and (3) of subsection (c).

(b)	Change in Board. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Maytag’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)	Certain Business Combinations. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Maytag or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Maytag, or the acquisition of assets or stock of another entity by Maytag or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

(1)	All or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Maytag or all or substantially all of Maytag’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be;

(2)	No Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Maytag or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

(3)	At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(d)	Liquidation or Dissolution. Approval by the shareholders of Maytag of a complete liquidation or dissolution of Maytag.

2.1.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.1.7	“Company Performance Match Credit” means a credit to the Account of a Participant pursuant to Sec. 3.3.1

2.1.8	“Company Make-Whole Match Credit” means a credit to the Account of a Participant pursuant to Sec. 3.3.2

2.1.9	“Deferral Eligible Amounts” means:

(a)	Employees. In the case of an Employee, his/her base salary, incentive bonuses, and payments under the Performance Incentive Award Plan (PIAP) or the Executive Economic Profit Plan (EEPP) from Maytag and its Affiliates, plus any other bonus or other incentive payment the Compensation Committee of the Board determines in its sole discretion to be eligible for a deferral election under Sec. 3.2.

(b)	Non-Employee Directors. In the case of a Non-Employee Director, his/her meeting, chair (if any) and retainer fees.

2.1.10	“Disability” means that the Participant has, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, received income replacement benefits for the full period allowed under the short-term disability plan maintained by Maytag (but not less than three (3) months), and has been determined to be eligible to receive benefits under the long-term disability plan maintained by Maytag.

2.1.11	“Earnings Credit” means the gains and losses credited on the balance of an Account based on the choice made by the Participant (or Beneficiary after the death of the Participant) among the investment options made available under the Plan.

2.1.12	“Eligible Group” means any person within the group consisting of:

(a)	Employees. Those Employees who are:

(1)	On payroll in the United States; and

(2)	In exempt Salary Band 18 (or above).

The ERISA Executive Committee in its sole and absolute discretion may determine that an Employee described above will not be in the Eligible Group, or may determine that an Employee not described above will be in the Eligible Group. However, as to Employees, the Plan is intended to cover only those Employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Employee from satisfying that requirement, such Employee immediately will cease to be in the Eligible Group.

(b)	Non-Employee Directors. Any Non-Employee Director.

2.1.13	“Employee” means any common-law employee of Maytag or an Affiliate (while it is an Affiliate). A “Key Employee” means any Employee who, at Termination of Employment/Board Service or such other time as is required to be considered under Code § 409A, is a “key employee” as defined under Code § 416(i) (applied without regard to paragraph (5) thereof), determined in the same manner as the determination is made under the Maytag Corporation Employees’ Retirement Plan (for example, using the same definition of “compensation” as used for this purpose under the Maytag Corporation Employees’ Retirement Plan).

2.1.14	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.15	“Maytag” means Maytag Corporation, or any successor in interest by reason of a reorganization, merger or similar corporate transaction.

2.1.16	“Non-Employee Director” means an individual who is a member of the Board but who is not an Employee.

2.1.17	“Participant” means an Employee or Non-Employee Director who is enrolled in the Plan, or a current or former Employee or Non-Employee Director who is not enrolled but who has a balance remaining in an Account under the Plan. “Active Participant” means an Employee or Non-Employee Director who is enrolled in the Plan.

2.1.18	“Participating Affiliate” means any Affiliate (while it is an Affiliate) which employs one or more Employees who are in the Eligible Group.

2.1.19	“Plan Year” means the calendar year.

2.1.20	“Potential Change of Control” means any of the following:

(a)	The commencement by any Person (as defined in Sec. 2.1.5) of a tender or exchange offer or a proxy contest that would ultimately result in a Change of Control;

(b)	The execution of a letter of intent, agreement in principle or definitive agreement by Maytag that would ultimately result in a Change of Control;

(c)	The public announcement by any Person of such Person’s intent to take or consider taking actions which, if consummated, would result in a Change of Control; or

(d)	The adoption by the Board or the ERISA Executive Committee of a resolution to the effect that a Change of Control is imminent for purposes of the Plan.

If one-third (1/3rd) of the then current Active Participants, separately or together, provide a written statement to the ERISA Executive Committee that, in their good faith opinion, a Potential Change of Control has occurred, then a Potential Change of Control will be deemed to have occurred for purposes of the Plan unless Maytag, within ten (10) business days after such statement has been received from such Participants, provides the Participants with an opinion of a nationally or regionally recognized law firm that a Potential Change of Control has not occurred for purposes of the Plan.

2.1.21	“Prior Plan” means the Maytag Deferred Compensation Plan I, as amended, which was frozen to new deferrals effective December 31, 2004.

2.1.22	“Retirement” means:

(a)	Employees. In the case of an Employee, any Termination of Employment/Board Service on or after the date on which the Employee:

(1)	Has both attained age sixty-five (65) and reached the fifth (5th) anniversary of the first day of the Plan Year in which he/she was first employed with Maytag or an Affiliate (or, in the case of an Employee who previously was employed with Amana, reached January 1, 2007) (referred to as “Normal Retirement”); or

(2)	Has both attained age fifty-five (55) and completed at least ten (10) Years of Credited Service under the Maytag Retirement Plan (referred to as “Early Retirement”).

(b)	Non-Employee Director. In the case of a Non-Employee Director, departure from the Board under circumstances that constitute “retirement” under the policies of Maytag in place at the time of departure from the Board.

2.1.23	“Separation from Service” means that an individual has both had a Termination of Employment/Board Service and has permanently discontinued providing services to Maytag and its Affiliates in any capacity (for example, as an Employee, consultant or independent contractor) and has otherwise had a separation from service recognized as such under Code § 409A.

2.1.24	“Spouse” means a person of the opposite sex to whom the Participant is legally married as of the determination date (including a common-law spouse in any state that recognizes common-law marriage, provided that acceptable proof and certification of common-law married status has been received by Maytag).

2.1.25	“Termination of Employment/Board Service” means:

(a)	Employee. In the case of an Employee, “Termination of Employment/Board Service” means that the common-law employer-employee relationship has ended between the individual and Maytag and its Affiliates, as determined under the employment policies and practices of Maytag (including by reason of voluntary or involuntary termination, retirement, death, failure to return from a recognized leave of absence, etc.). For an Employee working for an Affiliate, a termination of employment will occur upon the sale of the stock of such employer such that it no longer satisfies the definition of an Affiliate (assuming the individual continues in the employ of that employer or a new affiliate of that employer after the sale). A termination of employment does not occur merely as a result of transfer of employment from one Affiliate to another Affiliate, or from Maytag to an Affiliate or from an Affiliate to Maytag.

(b)	Non-Employee Director. In the case of a Non-Employee Director, “Termination of Employment/Board Service” means that an individual has departed from the Board (unless he/she then becomes an Employee).

2.1.26	“Trustee” means the trustee of the trust established pursuant to Sec. 9.2.

2.1.27	“Valuation Date” means the last day of each calendar month on which trading occurs on the New York Stock Exchange.

2.2	CHOICE OF LAW. The Plan will be governed by the laws of the State of Iowa to the extent that such laws are not preempted by the laws of the United States. All controversies, disputes, and claims arising hereunder must be submitted to the United States District Court for the Southern District of Iowa.

ARTICLE III

PARTICIPATION AND CONTRIBUTION CREDITS

3.1	PARTICIPATION.

3.1.1	Eligible Group. All Employees and Non-Employee Directors who are in the Eligible Group will be eligible to participate in the Plan.

3.1.2	Enrollment. An Employee or Non-Employee Director who is in the Eligible Group will be allowed to enroll in the Plan during the thirty (30) day period following the date he/she is notified of eligibility for the Plan, with enrollment to be effective as of the first day of the month that coincides with or next follows the last day of the enrollment period. Thereafter, an Employee or Non-Employee Director who is in the Eligible Group may elect to enroll for a Plan Year during the enrollment period established by Maytag for such Plan Year, which enrollment period will be a period of not less than thirty (30) days that ends not later than the last day of the prior Plan Year.

Enrollment must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances authorized by Maytag).

3.1.3	End of Eligibility. An Employee or Non-Employee Director who is in the Eligible Group may continue to participate as an Active Participant in the Plan for so long as the Plan remains in effect and he/she remains in the Eligible Group.

3.2	ELECTIVE DEFERRAL CREDITS.

3.2.1	Elective Deferral Credits. Elective Deferral Credits will be made for each pay date on behalf of each Active Participant who has enrolled in the Plan and who thereby elects to have his/her Deferral Eligible Amounts reduced in order to receive Elective Deferral Credits. The Elective Deferral Credits for a given pay date will be given on or as soon as administratively practicable after the pay date in an amount equal to the amount of the reduction in Deferral Eligible Amounts.

An Employee who is in the Eligible Group may elect to reduce his/her Deferral Eligible Amounts by the following:

(a)	Base Salary. With respect to base salary, for any payroll period, he/she may elect to reduce base salary for a payroll period by any dollar amount or whole percentage (or combination dollar amount and whole percentage), but not more than seventy-five percent (75%). A different percentage may be elected for payroll periods ending within each calendar quarter of the Plan Year, subject to Sec. 3.2.2 regarding when the election is made and the irrevocability of the election during the Plan Year.

(b)	Bonuses. With respect to an annual incentive bonus under the Incentive Compensation Plan (ICP), he/she may elect to reduce the annual incentive bonus by any dollar amount or whole percentage (or combination dollar amount and whole percentage), but not more than ninety percent (90%).

(c)	Performance Incentive Award Plan Payments. With respect to payments under the Performance Incentive Award Plan (PIAP), he/she may elect to reduce the payment by any dollar amount or whole percentage (or combination dollar amount and whole percentage), but not more than ninety percent (90%).

(d)	Executive Economic Profit Plan Payments. With respect to payments under the Executive Economic Profit Plan (EEPP), he/she may elect to reduce the payment by any dollar amount or whole percentage (or combination dollar amount and whole percentage), but not more than ninety percent (90%).

(e)	Other Amounts. With respect to other amounts that the Compensation Committee of the Board may determine are Deferral Eligible Amounts, the Compensation Committee will establish such minimum and maximum reduction amount as it may determine appropriate in its sole and absolute discretion.

If an Employee who is in the Eligible Group elects to participate at any level for a Plan Year, his/her election must be such that the amount by which his/her Deferral Eligible Amounts for the Plan Year are expected to be reduced is at least two-thousand five-hundred dollars ($2,500).

A Non-Employee Director who is in the Eligible Group may elect to reduce his/her Deferral Eligible Amounts by any dollar amount or whole percent (but not a combination thereof), but not more than one-hundred percent (100%).

An election (or any permitted modification or revocation of an election) must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances authorized by Maytag). An election must be made as part the of enrollment process described in Sec. 3.1.2. and may specify an investment election for purposes of Sec. 4.3.2, a scheduled distribution date for purposes of Sec. 6.1.1, and a payment form election for purposes of Sec. 6.1.2 or 7.2.2.

3.2.2	Elections Relate to Services Performed After the Election and are Irrevocable. An election will apply to all Deferral Eligible Amounts attributable to services performed in a given Plan Year, regardless of when such Deferral Eligible Amounts would otherwise be payable to the Participant (for example, an election to defer an annual bonus attributable to services performed in a given Plan Year but payable in the next Plan Year, must be made as part of the enrollment election made prior to the Plan Year in which the services are performed). However, an election made in connection with a mid-year enrollment under Sec. 3.1.2 will be effective for Deferral Eligible Amounts attributable to services performed on and after the effective date of the enrollment as provided in Sec. 3.1.2.

An election will apply solely with respect to the given Plan Year – that is, an election will not automatically be carried over and applied to the next Plan Year. An election will be irrevocable throughout the Plan Year (or the remaining portion thereof); except that, Elective Deferrals will automatically stop during the Plan Year:

(a)	If the Participant receives a hardship withdrawal prior to age fifty-nine and one-half (59½) from his/her elective deferral account under the Maytag Corporation Salary Savings Plan (or comparable account under any other 401(k) arrangement maintained by Maytag or an Affiliate);

(b)	Upon Termination of Employment/Board Service or upon otherwise ceasing to be within the Eligible Group; or

(c)	Upon termination of the Plan.

3.2.3	Limits. Maytag may, in its sole discretion, limit the minimum or maximum amount of Elective Deferrals that are allowed under the Plan by any Participant or any group of Participants provided that such limit is established prior to the beginning of the Plan Year or prior to enrollment of the affected Participant.

3.3	COMPANY MATCH CREDITS.

3.3.1	Company Performance Match Credits. Company Performance Match Credits will be made for each Plan Year on behalf of each Employee who elects to reduce his/her annual incentive bonus under the Incentive Compensation Plan (ICP) and/or payments under the Performance Incentive Award Plan (PIAP) or Executive Economic Profit Plan (EEPP) pursuant to this Plan, and further elects to have the resulting Elective Deferral Credits hypothetically invested in shares of common stock of Maytag pursuant to Sec. 4.3. Maytag Performance Match Credits for a Plan Year will be given not later than the first business day of the next Plan Year in an amount equal to ten-percent (10%) of the Elective Deferral Credits resulting from the election described above.

3.3.2	Company Make-Whole Match Credits. Company Make-Whole Match Credits will be made for each Plan Year on behalf of each Employee who receives Elective Deferrals Credits for such Plan Year, and whose employer matching contributions or allocations under the Maytag Corporation Salary Savings Plan (“Savings Plan”) are reduced because of the reduction in taxable compensation resulting from an election under this Plan. Maytag Make-Whole Match Credits for a Plan Year will be given not later than the first business day of the next Plan Year in an amount equal to the difference between the amount of the employer matching contributions or allocations that would have been made under the Savings Plan if his/her taxable compensation had not been reduced as a result of the election under this Plan

(disregarding the impact such additional matching contributions or allocations would have had on the nondiscrimination test under Code § 401(m)), and the actual amount of employer matching contributions or allocations made under the Savings Plan for the Plan Year.

3.3.3	Carry-Over of Unvested Company Performance Match Credits from Prior Plan. Company Performance Match Credits made under the terms of the Prior Plan, but not vested as of December 31, 2004, under the terms of the Prior Plan will be carried-over to this Plan and will be governed by the terms of this Plan.

ARTICLE IV

ACCOUNTS AND INVESTMENT ADJUSTMENTS

4.1	ACCOUNTS.

4.1.1	Types of Accounts. The following Accounts will be maintained under the Plan on behalf of each Participant:

(a)	“Elective Deferral Account” to reflect any Elective Deferral Credits with respect to the Participant.

(b)	“Company Make-Whole Match Account” to reflect any Company Make-Whole Match Credits with respect to the Participant.

(c)	“Company Performance Match Account” to reflect any Company Performance Match Credits with respect to the Participant, including any Company Performance Match Credits made under the Prior Plan that are carried-over to this Plan under Sec. 3.3.3.

A separate Elective Deferral Account, Company Make-Whole Match Account and Company Performance Match Account will be maintained for each Plan Year for which credits of that type are added on behalf of the Participant, and a separate Elective Deferral Account also will be maintained to reflect any Elective Deferral Credits that result in a Company Performance Match Credit under Sec. 3.3.1.

Additional Accounts may also be maintained if considered appropriate by Maytag in the administration of the Plan.

4.1.2	Balance of Accounts. Accounts will have a cash balance expressed in United States Dollars.

4.1.3	Accounts for Bookkeeping Only. Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets of Maytag or any Participating Affiliate. Neither Maytag nor any Participating Affiliate will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of Maytag or a Participating Affiliate that employs (or employed) the Participant.

4.2	VALUATION OF ACCOUNTS.

4.2.1	Daily Adjustments. Accounts will be adjusted from time to time as follows:

(a)	Elective Deferral and Company Match Credits. Elective Deferral Credits, Company Make-Whole Match Credits and Company Performance Match Credits will be added to the balance of the appropriate Account as of the dates specified in Secs. 3.2 and 3.3.

(b)	Earnings Credits. Earnings Credits will be added to (or subtracted) from the balance of the Account as of each Valuation Date as provided in Sec. 4.3.

(c)	Distributions. The distributions made from an Account will be subtracted from the balance of the Account as of the date the distribution is made from the Plan.

4.2.2	Processing Transactions Involving Accounts. Accounts will be adjusted to reflect Elective Deferral Credits, Company Make-Whole Match Credits, Company Performance Match Credits, Earnings Credits, distributions and other transactions as provided in Sec. 4.2.1. However, all information necessary to properly reflect a given transaction in an Account may not be immediately available, in which case the transaction will be reflected in the Account when such information is received and processed. Further, Maytag reserves the right to delay the processing of any Elective Deferral Credit, Company Make-Whole Match Credit, Company Performance Match Credit, Earnings Credit, distribution or other transaction for any legitimate business reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive net asset values or prices, or to correct for its errors or omissions or the errors or omissions of any service provider).

4.3	EARNINGS CREDITS.

4.3.1	Adjustment to Reflect Earnings Credits. Accounts will be adjusted (increased or decreased) as of each Valuation Date to reflect Earnings Credits as determined under Sec. 4.3.2.

4.3.2	Earnings Credits. Maytag will establish a procedure by which a Participant (or Beneficiary following the death of a Participant) may elect to have his/her Earnings Credits determined based the performance of one or more investment options deemed to be available under the Plan. The Investment Committee of Maytag, in its sole discretion, will determine the investment options that will be available as benchmarks for determining the Earnings Credit, which may include mutual funds, common or commingled investment funds or any other investment option deemed appropriate by Maytag, and will include a fund that invests in common stock of Maytag Corporation. The Investment Committee of Maytag may at any time and from time to time add to or remove from the investment options deemed to be available under the Plan.

A Participant (or Beneficiary following the death of the Participant) will be allowed on a hypothetical basis to direct the investment of his/her Account among the investment options available under the Plan. Hypothetical investment directions may be given with such frequency as is deemed appropriate by Maytag, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances so authorized by Maytag). If an investment option has a loss, the Earnings Credit attributable to such investment option will serve to reduce the Account; similarly, if an investment option has a gain, the Earnings Credit attributable to such investment option will serve to increase the Account. If the Participant fails to elect an investment option, the Earnings Credit will be based on a money market investment option or such other investment option as may be selected for this purpose by the Investment Committee of Maytag.

Notwithstanding any contrary provision, a Company Performance Match Account and the Elective Deferral Account that reflects the Elective Deferral Credits that resulted in Maytag Performance Match Credit reflected in Maytag Performance Match Account will be invested in the fund that invests in common stock of Maytag Corporation until such time as the Maytag Performance Match Account is fully vested under Sec. 5.2.

4.3.3	Hypothetical Investments. All investment directions of a Participant or Beneficiary will be on a “hypothetical” basis for the sole purpose of establishing the Earnings Credit for his/her Account – that is, the Account will be adjusted for Earnings Credits as if the Account were invested pursuant to the investment directions of the Participant or Beneficiary, but actual investments need not be made pursuant to such directions. However, Maytag, in its sole discretion and without any obligation, may direct that investments be made per the investment directions of Participants and Beneficiaries.

4.4	STATEMENTS.

4.4.1	Statements. Maytag may cause benefit statements to be issued from time to time advising Participants and Beneficiaries of the balance and/or investment of their Accounts, but it is not required to issue benefits statements.

4.4.2	Errors on Statements and Responsibility to Review. Maytag may correct errors that appear on benefit statements at any time, and the issuance of a benefit statement (and any errors that may appear on a statement) will not in any way alter or affect the rights of a Participant or a Beneficiary with respect to the Plan.

Each Participant or Beneficiary has a duty to promptly review each benefit statement and to notify Maytag of any error that appears on such statement as provided in Sec. 11.2.2.

ARTICLE V

VESTING

5.1	FULLY VESTED ACCOUNTS. A Participant will at all times have a fully vested interest in any Elective Deferral Account and Company Make-Whole Match Account.

5.2	ACCOUNTS SUBJECT TO VESTING SCHEDULE.

5.2.1	Vesting Based on Occurrence of Certain Events. A Participant will obtain a fully vested interest in any Company Performance Match Account upon the occurrence of any of the following events:

(a)	Death or Disability. The Participant’s death or Disability while employed with Maytag or an Affiliate (while it is an Affiliate);

(b)	Retirement. The Participant’s Termination of Employment/Board Service under circumstances that qualify as a Retirement; or

(c)	Change in Control. Change in Control while the Participant is employed with Maytag or an Affiliate (while it is an Affiliate).

5.2.2	Vesting Based on Service. A Participant also will obtain a fully vested interest in any Company Performance Match Account established for a given Plan Year as of the date that is three (3) years from the date that the applicable Company Performance Match Credit was granted to the Participant (including grants under the Prior Plan) provided he/she has been an Employee throughout that three (3) year period. A Company Performance Match Credit is granted for this purpose on the date the incentive bonus or payment that resulted in Maytag Performance Match Credit would have been paid but for the election to defer such bonus or payment under this Plan.

5.2.3	Forfeitures. If a Participant has a Termination of Employment/Board Service before he/she is fully vested in any Company Performance Match Account, he/she will permanently forfeit the balance of such Account.

ARTICLE VI

WITHDRAWALS WHILE EMPLOYED

6.1	SCHEDULED WITHDRAWALS

6.1.1	Time of Distribution. A Participant may specify the year in which the balance of an Account will be distributed while the Participant remains an Employee or member of the Board, provided that the year specified must be more than two (2) years after the Plan Year for which the Account is established under the Plan, or, in the case of a Company Performance Match Account, the year after the Account will become fully vested under Sec. 5.2.2 (vesting occurs three (3) years from the date the credit is added to the Account).

A scheduled distribution will be made (or installment distributions will commence if installments are available and elected) in January of the scheduled distribution year, or as soon as administratively practicable thereafter.

6.1.2	Form of Distribution. If the balance of a Participant’s Account does not exceed ten thousand dollars ($10,000) at the time of a scheduled distribution (or such larger cash-out amount allowed under Code § 409A, not to exceed twenty-five thousand dollars ($25,000)), the full balance of the Account will be paid in a single-sum. Otherwise, a distribution will be made in either of the following forms as elected by the Participant:

(a)	A single-sum distribution of the full balance of the Participant’s Account; or

(b)	A series of annual installments over a period of two (2) to five (5) years as elected by the Participant. The first annual installment will equal, one-half (1/2), one-third (1/3rd), one-fourth (1/4th) or one-fifth (1/5th), as appropriate, of the balance of the Account as of the last day of the Plan Year prior to the Plan Year in which the installment is to be paid, with the denominator of the fraction reduced by one each year. However, the installment for the final year will equal the full remaining balance of the Account.

A Participant can make a separate distribution election with respect to each Account maintained on his/her behalf under the Plan.

6.1.3	Distribution Election Procedures. A scheduled distribution date election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances authorized by Maytag).

A distribution election will be effective only if it is received in properly completed form by Maytag as part of the enrollment for the Plan Year for which the Account being distributed is established, and thereafter may not be modified.

A distribution election made under the Prior Plan with respect to a Company Performance March Credit that has been carried-over to this Plan will be given effect under this Plan.

6.1.4	Effect of Separation from Service. A scheduled distribution will not be made if preceded by the Participant’s Separation from Service, in which case, distributions will be determined under Article VII.

6.2	FINANCIAL HARDSHIP WITHDRAWAL. A Participant may make a withdrawal from his/her Accounts in the event of a Financial Hardship. Such distribution will be paid as soon as administratively practicable after the distribution request is received and the ERISA Executive Committee, in its sole discretion, has determined that the Participant has a Financial Hardship.

The Elective Deferrals of the Participant will automatically stop in the event of a distribution for Financial Hardship, and the Participant will not be allowed to enroll again until the first day of the second Plan Year following the date of the distribution.

A “financial hardship” for this purpose means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or his/her spouse or dependent (as defined in Code § 152(a)), property casualty loss to the Participant, or other similar extraordinary and unforeseeable circumstances of the Participant arising as a result of events beyond the control of the Participant, which is not covered by insurance and may not be relieved by the liquidation of other assets provided that such liquidation would not cause a Financial Hardship, and which is determined to qualify as a Financial Hardship by the ERISA Executive Committee. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered a Financial Hardship.

The amount available from a Participant’s Account on account of a Financial Hardship is limited to the amount necessary to satisfy such hardship or emergency, plus amounts necessary to pay any taxes that may become due as a result of the distribution, as determined by the ERISA Executive Committee.

ARTICLE VII

DISTRIBUTIONS AFTER SEPARATION

7.1	BENEFIT ON SEPARATION FROM SERVICE. A Participant will be eligible to receive a distribution of the full balance of his/her Accounts following his/her Separation from Service in accordance with the terms of this Article.

7.2	TIME AND FORM OF DISTRIBUTION.

7.2.1	Time of Distribution. A distribution will be made (or installment distributions will commence if installments are available and elected) at the following time:

(a)	Key Employees. In the case of a Participant who is a Key Employee:

(1)	In the case of a Separation from Service due to Disability, a distribution will be made (or commence) as of the first day of the calendar month after the Participant’s Separation from Service, or as soon as administratively practicable thereafter.

(2)	In the case of any other Separation from Service, a distribution will be made (or commence) as of the first day of the calendar month beginning six (6) months after the Participant’s Separation from Service, or as soon as administratively practicable thereafter.

(b)	Participants Other than Key Employees. In the case of any other Participant, a distribution will be made (or commence) as of the first day of the calendar month following the Participant’s Separation from Service, or as soon as administratively practicable thereafter.

7.2.2	Form of Distribution. A distribution will be made in the following form:

(a)	Retirement or Disability. In the case of Retirement or Disability, a distribution will be made in either of the following forms as elected by the Participant:

(1)	A single-sum distribution of the full vested balance of the Participant’s Account; or

(2)	A series of annual installments over a period of five (5) or ten (10) years as elected by the Participant. The first annual installment will equal one-fifth (1/5th) or one-tenth (1/10th), as appropriate, of the vested balance of the Account as of the last day of the Plan Year prior to the Plan Year in which the installment is to be paid, with the denominator of the fraction reduced by one each year. However, the installment for the final year will equal the full remaining balance of the Account.

A Participant can make a separate distribution election with respect to each Account maintained on his/her behalf under the Plan.

(b)	Other Terminations. In the case of a Separation from Service other than Retirement or Disability, a distribution will be in the form of a single-sum distribution of the full vested balance of the Participant’s Account.

7.2.3	Distribution Election Procedures. A distribution election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances authorized by Maytag).

A distribution election will be effective only if it is received in properly completed form by Maytag as part of the enrollment for the Plan Year for which the Account being distributed is established, and thereafter may not be modified.

A distribution election made under the Prior Plan with respect to a Company Performance Match Credit that has been carried-over to this Plan will be given effect under this Plan.

7.2.4	Elections Required. A Participant will be required to file or have filed a form of distribution election as a condition of participation in the Plan for a given Plan Year (or the remaining portion thereof).

7.3	CASH-OUT OF SMALL ACCOUNTS. Notwithstanding any contrary provision, if the balance of a Participant’s Accounts does not exceed ten thousand dollars ($10,000) (or such other larger cash-out amount allowed under Code § 409A, but not to exceed twenty-five thousand dollars ($25,000)), the full balance will be paid as of the date specified in Sec. 7.2.1 in a single-sum distribution in full settlement of all obligations under the Plan; provided that, for purposes of determining whether the cash-out limit is exceeded, all nonqualified deferred compensation amounts payable to the Participant by Maytag and its Affiliates will be aggregated if and to the extent required under Code § 409A.

7.4	VALUATION OF ACCOUNTS FOLLOWING SEPARATION FROM SERVICE. An Account will continue to be credited with Earnings Credits in accordance with Article IV until it is paid in full to the Participant or Beneficiary.

ARTICLE VIII

DISTRIBUTIONS AFTER DEATH

8.1	SURVIVOR BENEFITS.

8.1.1	Survivor Benefits – General. If a Participant dies prior to the full distribution of his/her Accounts, his/her Beneficiary will be entitled to a survivor benefit under the Plan. The survivor benefit will consist of a single lump-sum payment in an amount equal to the total balance (or total remaining balance) in the Accounts. The survivor benefit will be paid on or as soon as administratively practicable after Maytag determines that a death benefit is payable under the Plan – that is, the date Maytag is provided with the documentation reasonably necessary to establish the fact of death of the Participant and the identity and entitlement of the Beneficiary.

8.1.2	Special Rule if Death Occurs During Installment Pay-out. Notwithstanding any contrary provision, if the Participant dies while he/she is receiving installments under Sec. 7.2.2(a), such installments will continue to his/her Beneficiary over the same period such installments would have been paid to the Participant.

8.2	BENEFICIARY DESIGNATION.

8.2.1	General Rule. A Participant may designate any person (natural or otherwise, including a trust) as his/her Beneficiary to receive any balance remaining in his/her Accounts when he/she dies, and may change or revoke a designation previously made without the consent of any Beneficiary.

8.2.2	Special Requirements for Married Participants. If a Participant has a Spouse at the time of death, such Spouse will be his/her Beneficiary unless the Spouse has consented in writing to the designation of a different Beneficiary. Consent of a Spouse will be deemed to have been obtained if it is established to the satisfaction of Maytag that such consent cannot be obtained because the Spouse cannot be located. A consent by a Spouse will be effective only with respect to such Spouse, and cannot be revoked. A Beneficiary designation that has received spousal consent cannot be changed without spousal consent.

A Beneficiary designation will be automatically revoked upon marriage (other than common law marriage) of a Participant unless the new Spouse was designated as Beneficiary. Further, if a Spouse is designated as Beneficiary, such designation will be automatically revoked upon the divorce of the Participant and former Spouse.

8.2.3	Form and Method of Designation. A Beneficiary designation must be made on such form and in accordance with such rules as may be prescribed for this purpose by Maytag. A Beneficiary designation will be effective (and will revoke all prior designations) if it is received by Maytag (or if sent by mail, the post-mark of the mailing is) prior to the date of death of the Participant. Maytag may rely on the latest Beneficiary designation on file (or if an effective designation is not on file may direct that payment be made pursuant to the default provision of the Plan) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

8.2.4	Default Designation. If a Beneficiary designation is not on file, or if a Beneficiary designation is revoked by divorce or otherwise and a new designation is not on file at death, or if no designated Beneficiary survives the Participant, the Beneficiary will be the following:

(a)	Surviving Spouse. The Participant’s Spouse (if surviving);

(b)	Estate. Otherwise, the Participant’s estate.

8.2.5	Carry-Over of Designation from Prior Plan. Notwithstanding any provision of this Sec. 8.2 to the contrary, any Beneficiary designation made or in effect under the Prior Plan will continue in effect under this Plan with respect to all Accounts until modified by the Participant pursuant to this Sec. 8.2.

8.3	SUCCESSOR BENEFICIARY. If the primary Beneficiary dies prior to complete distribution of the benefits under Sec. 8.1.2, the remaining Account balance will be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable as soon as administratively practicable after the primary Beneficiary’s death is established. If there is no surviving contingent Beneficiary, the lump sum will be paid to the estate of the primary Beneficiary.

ARTICLE IX

CONTRACTUAL OBLIGATIONS AND FUNDING

9.1	CONTRACTUAL OBLIGATIONS.

9.1.1	Obligations of Employer. The Plan creates a contractual obligation on the part of Maytag and each Participating Affiliate to provide benefits as set forth in the Plan with respect to:

(a)	Current Employees. Participants who are employed with Maytag or that Participating Affiliate;

(b)	Former Employees. Participants who were employed with Maytag or that Participating Affiliate prior to Termination of Employment/Board Service; and

(c)	Beneficiaries. Beneficiaries of the Participants described in (a) and (b).

A Participating Affiliate is not responsible for (and has no contractual obligation with respect to) benefits payable to a Participant who is or was employed with Maytag or a Participating Affiliate. If a Participant is employed with two or more employers (Maytag and a Participating Affiliate, or two or more Participating Affiliates, etc.), either concurrently or at different times, each will be responsible for the benefit attributable to Elective Deferral Credits, Company Make-Whole Match Credits and Company Performance Match Credits made with respect to the period while the Participant was employed with that employer, adjusted for Earnings Credits.

9.1.2	Guarantee by Company. Maytag will guarantee and assume secondary liability for the contractual commitment of each Participating Affiliate under Sec. 9.1.1.

9.2	FUNDING.

9.2.1	Establishment and Funding of Rabbi Trust. Maytag will establish a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan. However, neither Maytag nor any Participating Affiliate will have any obligation to fund such trust except in the event of a Change of Control or a Potential Change of Control. In such event, Maytag and each Participating Affiliate will be obligated to immediately deposit into the trust an amount equal to the then current balance of the Accounts (whether or not vested) of all Participants and Beneficiaries (including Participants and Beneficiaries who have deferred benefits or are in pay status under the Plan) with respect to which it has a contractual obligation under Sec. 9.1.1. However, the funding obligation of any Participating Affiliate may be satisfied by another Participating Affiliate, and Maytag will guarantee and assume secondary liability for the funding obligation of each Participating Affiliate. The rabbi trust hereby established may be revocable, provided that it must become irrevocable in the event of a Change of Control.

The rabbi trust hereby established will be invested in the manner directed by the Investment Committee of Maytag.

9.2.2	Effect on Contractual Benefit Obligations. The establishment and funding of a rabbi trust will not affect the contractual obligations of Maytag and the Participating Affiliates under Sec. 9.1, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments actually are made from the trust to such Participant or Beneficiary.

9.2.3	Prefunding and Use of Other Rabbi Trusts. The amount that Maytag and the Participating Affiliates are obligated to fund to a rabbi trust under Sec. 9.2.1 in the event of a Change of Control or Potential Change of Control will be offset by the then current balance of the rabbi trust resulting from prior funding of such trust by Maytag or a Participating Affiliate to the extent such balance is attributable to this Plan. Similarly, if another rabbi trust also exists at the time of a Change of Control or Potential Change of Control to fund benefits payable under this Plan, and such other rabbi trust is irrevocable or becomes irrevocable upon a Change in Control, then the amount that Maytag and the Participating Affiliates are obligated to fund to a rabbi trust under Sec. 9.2.1 will be offset by the then current balance of such other rabbi trust to the extent such balance is attributable to this Plan.

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by Maytag or a Participating Affiliate; provided that, if a funding obligation arises under Sec. 9.2.1, the portion of the trust assets attributable to this Plan will thereafter be accounted for separately under the trust, and such assets will be used solely to fund benefits payable under this Plan.

ARTICLE X

AMENDMENT AND TERMINATION OF PLAN

10.1	RIGHT TO AMEND OR TERMINATE. Maytag may amend or terminate the Plan at any time and for any reason by action of the following:

(a)	Board of Directors. By action of the Board or its Compensation Committee.

(b)	ERISA Executive Committee or Chief Executive Officer. By action of the ERISA Executive Committee or the Chief Executive Officer of Maytag, provided the amendment does not have a material cost impact to Maytag and its Participating Affiliates. Whether an amendment will have a material cost impact will be determined by the ERISA Executive Committee or Chief Executive Officer in its/his/her sole and absolute discretion, using such standard for materiality and such measurement method for cost as it deems appropriate.

However, during the twenty-four (24) months immediately following a Change in Control, the amendment or termination of the Plan will require the written consent of a majority of the Participants who would be affected by such amendment or termination of the Plan.

10.2	EFFECT OF TERMINATION.

10.2.1	No Negative Effect an Balances or Vesting. An amendment or termination of the Plan may not have the effect of reducing the balance of the Account or the vested percentage of any Participant or Beneficiary.

10.2.2	Other Effects of Termination. After termination of the Plan, no additional credits will be added to the Account of any Participant attributable to periods after the date of termination.

All Accounts will be fully vested as of the termination date of the Plan.

Distribution following termination of the Plan will be made at the same time and in the same form as if the termination had not occurred, and termination will not result in any acceleration of any distribution under the Plan.

ARTICLE XI

ADMINISTRATION

11.1	ADMINISTRATION.

11.1.1	Company. Maytag is the administrator of the Plan with authority to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. Except as provided in Sec. 11.1.2, action on behalf of Maytag as administrator may be taken by any of the following:

(a)	ERISA Executive Committee. The ERISA Executive Committee of Maytag is responsible for determining whether an Employee should be removed from the Eligible Group or added to the Eligible Group, and making all determinations expressly specified in the Plan.

(b)	Policy and Oversight Committee. The Policy and Oversight Committee of Maytag is responsible for all matters relating to the overall and day-to-day administration of the Plan, and the selection and monitoring of non-investment service providers (including the selection of recordkeeper) with respect to the Plan.

(c)	Investment Committee. The Investment Committee of Maytag is responsible for all investment matters relating to the Plan, including the selection of the funds available for hypothetical investments by Participants and Beneficiaries, and the actual investment of assets that may be (but are not required to be) set aside to hedge liabilities resulting from the Plan, and actual investment of any rabbi trust assets if such a trust is established and funded, including the selection and monitoring investment providers (including the Trustee) with respect to the Plan.

Day-to-day non-discretionary administration of the Plan may be performed by the Human Resources Department.

11.1.2	Benefit Determinations in the Event of a Change of Control. In the event of a Change of Control, Maytag will engage a nationally or regionally recognized accounting or benefits consulting firm that will assume responsibility for determining whether benefits are payable, and the amount of benefits payable, under the Plan. The firm so engaged will have full authority to direct payments from the rabbi trust established under Sec. 9.2, to make claim determinations under Sec. 11.3, and to take any and all other action necessary for claims administration. If Maytag fails to engage such firm, then one-third (1/3rd) of the then current Active Participants collectively may engage an accounting or benefits consulting firm on behalf of the Plan upon prior notice to the ERISA Executive Committee and the Trustee.

Any fees charged by an accounting or benefits consulting firm engaged hereunder will be paid by Maytag. However, if such fees are not paid by Maytag, they may be paid out of the rabbi trust established under Sec. 9.2, in which case Maytag will have a contractual obligation to reimburse the trust for any fees so paid.

This provision will continue to apply for a period of twenty-four (24) months immediately following a Change of Control.

11.1.3	Third-Party Service Providers. Maytag may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan. Any such recordkeeper or other third-party service provider will serve in a non-discretionary capacity and will act in accordance with directions given and/or procedures established by Maytag.

11.1.4	Rules of Procedure. Maytag may establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

11.2	CORRECTION OF ERRORS AND DUTY TO REVIEW INFORMATION.

11.2.1	Correction of Errors. Errors may occur in the operation and administration of the Plan. Maytag reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary Accounts), which will be final and binding on the Participant or Beneficiary.

11.2.2	Participant Duty to Review Information. Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his/her elections under the Plan (for example, to review payroll stubs to make sure a contribution election is being implemented appropriately, to review benefit statements to make sure investment elections are being implemented appropriately, to review summary plan descriptions and prospectuses, etc.) and to notify Maytag of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically). If the Participant or Beneficiary fails to review any information or fails to notify Maytag of any error within such period of time, he/she will not be able to bring any claim seeking relief or damages based on the error.

If Maytag is notified of an alleged error within the thirty (30) day time period, Maytag will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary), to file a formal claim under the claims procedures under Sec. 11.3.

11.3	CLAIMS PROCEDURE

11.3.1	Claims Procedure. If a Participant or Beneficiary does not feel as if he/she has received full payment of the benefit due to such person under the Plan, or if a Participant or Beneficiary feels that an error has been made with respect to his/her Account and has satisfied the requirements in Sec. 11.2.2, the Participant or Beneficiary may file a written claim with Maytag setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The ERISA Executive Committee will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant will have up to one hundred and eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.

A claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant:

(a)	Reason for Denial. The specific reason or reasons for the denial, including a specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based;

(b)	Information Necessary to Process. A description of any additional material or information that is necessary to process the claim; and

(c)	Explanation of Review Procedures. An explanation of the procedure for further reviewing the denial of the claim.

11.3.2	Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review will be undertaken by the ERISA Executive Committee and will be a full and fair review. The claimant will have the right to review all pertinent documents. The ERISA Executive Committee will issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision will be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based. Following the claims procedures through to completion is a condition of filing an arbitration action under Sec. 11.3.3.

11.3.3	Arbitration. If a Participant or Beneficiary follows the claims procedure but his/her final appeal is denied, he/she will have one year to file an arbitration action with respect to that claim, and failure to meet the one-year deadline will extinguish his/her right to file an arbitration action with respect to that claim.

Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures will be settled by arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within one year after the claim, dispute or other matter in question has arisen. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction.

The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

11.4	INDEMNIFICATION. Maytag and the Participating Affiliates jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in the administration of the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

11.5	EXERCISE OF AUTHORITY. Maytag, the Board, the Compensation Committee of the Board, the ERISA Executive Committee, the Policy and Oversight Committee, the Investment Committee and any

person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his/her full discretion. This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration. The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in all courts of law to the greatest extent allowed under law, and that it not be overturned or set aside by any court of law unless found to be arbitrary and capricious.

11.6	TELEPHONIC OR ELECTRONIC NOTICES AND TRANSACTIONS. Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including enrollments, changes in deferral percentages, loans, withdrawals, distributions, investment changes, consents, etc.), may be made or given by means of voice response or other electronic system to the extent so authorized by Maytag.

ARTICLE XII

MISCELLANEOUS

12.1	NONASSIGNABILITY. Neither the rights of, nor benefits payable to, a Participant or Beneficiary under the Plan may be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Such interest and benefits will be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law. Notwithstanding the foregoing, the Plan will comply with any court order purporting to divide the benefits payable under this Plan pursuant to a state’s domestic relations laws to the extent permitted under Code § 409A. However, such court order shall be deemed to only apply to such amounts that actually become payable to a Participant under the terms of this Plan (and shall not create a separate interest in favor of the alternate payee).

12.2	WITHHOLDING. A Participant must make appropriate arrangements with Maytag or a Participating Affiliate for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, Maytag or a Participating Affiliate may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

12.3	SUCCESSORS OF MAYTAG. Any successor or assign of Maytag will succeed to the rights and obligations of Maytag under the Plan.

12.4	EMPLOYMENT NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with Maytag or a Participating Affiliate.

12.5	GENDER, SINGULAR AND PLURAL. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.6	CAPTIONS. The captions of the articles, paragraphs and sections of this document are for convenience only and will not control or affect the meaning or construction of any of its provisions.

12.7	VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.8	WAIVER OF BREACH. The waiver by Maytag of any breach of any provision of the Plan will not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.9	NOTICE. Any notice or filing required or permitted to be given to Maytag or the Participant under this Agreement will be sufficient if made in writing and hand-delivered, or sent by registered or certified mail, in the case of Maytag, to the principal office of Maytag, directed to the attention of Maytag, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of Maytag. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to Maytag may be permitted by electronic communication according to specifications established by Maytag.

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